EXHIBIT 99.2

To 8-K dated October 24, 2006

Seacoast Banking Corporation of Florida

October 25, 2006

10 a.m. Eastern Time

Operator:

Good morning ladies and gentlemen and welcome to the Third Quarter Earnings Release Conference Call.  At this time all participants are in a listen-only mode.  Later we will conduct a question and answer session.  Please note that this conference is being recorded. I will now turn the call over to Mr. Dennis Hudson.  Mr. Hudson, you may begin.

Dennis Hudson:

Thank you and welcome to Seacoast’s Third Quarter 2006 Earnings Conference Call.  Before we begin we would like to direct your attention to the statement contained at the end of our press release regarding forward statements.  During the call we are going to be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and accordingly our comments are intended to be covered within the meaning of the Act, Section 27A of the Act.  We have also posted a few slides on our website that we will be referring to in our comments.  Feel free to visit www.seacoastbanking.net and click on “Presentations” at the bottom of the Investor Relations listing to view these slides as we continue with our comments.  With me today is Bill Hahl, our Chief Financial Officer; as well as Doug Gilbert, Vice Chairman and Chief Credit Officer and Jean Strickland, our Bank’s Chief Operating Officer.  All of us will be available to answer questions following our prepared remarks.

Over the past few years our markets have been impacted by hurricanes which have brought about non-interest bearing demand deposit growth related to restoration activities.  These factors have overwhelmed seasonal factors that were evident during this quarter in past years. For the first time in three years, Seacoast experienced seasonal weakness in the third quarter.  In addition, a slowing residential real estate market evident over the past two quarters also began to impact the Company more significantly this quarter, both in terms of lower mortgage banking fees and reduced escrow related deposits.  And finally, slowing deposit growth in our markets, for the reasons just mentioned, have resulted in heightened competition for deposits.

Loan growth slowed some as anticipated for the quarter, but remained very strong on a linked quarter basis, as Bill will report in a minute.  Our net interest margin also remained strong at 4.22% for the quarter.  While our margin contracted somewhat this quarter, we were impacted far less than most, due to our strong liquidity position and our ability to allow for some balance sheet contraction.  We believe this places us in a less vulnerable position going forward.  Overall operating earnings on a diluted earnings per share basis were $0.32 in the quarter, down slightly from the prior year and down appreciable from the $0.38 reported last quarter.  Comparing our earnings results to the last quarter, we find the decline results equally from a decline in spread income due to weaker core deposit growth and a decline in fees related to seasonal factors.

Now Bill is going to review some specifics of the quarter and then I’ll come back for a few closing comments and we will open it up for questions.  Bill.

William Hahl:

Yes, thanks Denny.  Good morning.  I’m going to start by discussing total revenues, which were up over last year; however spread revenues were impacted linked quarter as a result of larger than expected deposit declines caused by seasonal and escrow deposit outflows, as well as lower deposit balances in attorney and title company accounts as a result of the decline in the residential real estate activities in our markets.  This contraction of the balance sheet, as well as higher overall deposit costs, for the reasons outlined in our earnings release, had the combined effect of reducing earnings per share below the trend of the first and second quarters’ growth.  The impact on EPS was approximately $0.03 per share as a result.

Also total revenues were below prior quarter, as Denny mentioned, due to expected seasonal decline in wealth management fees, which were well above trend for the first six months, and which in fact are more than above our expectations for budget purposes on a year-to-date basis.  Mortgage banking fees and marine fees are also normally lower in the third quarter, but were also below trend for macro reasons affecting the residential real estate and marine industries. For these reasons all noninterest income growth compared to the second quarter declined and also reduced earnings per share by approximately $0.03 per share.  On a bright side, as I mentioned, compared to a year ago, total revenues for the quarter were up $4.3 million or 18%.

Moving on to discuss a little bit more about loan growth:  Loan growth for the quarter totaled $41.4 million. That was up 2.6% from the second quarter and 10.4% annualized.  Over the last 12 months, loans have increased $438 million or 39% with the acquired loans, or 20% increase excluding the acquired loans that we got from Big Lake in the second quarter of 2006.  As expected, loan originations were down from the $100+ million that we had in the first two quarters, but still totaled a very respectable $80 million. I’ve been informed that, based upon our loan pipelines, it is expected that loan originations will be in the range of $80 million in the fourth quarter and we expect loan balances during the fourth quarter to increase between 8% and 12% annualized.

Moving on to some comments about deposits: We did not compete for CD deposits, as many of our competitors were forced to do due to liquidity pressures or from high loan-to-deposit ratios and large wholesale borrowings.  Our loan-to-deposit ratio stands at 85% at the end of this quarter, up from 80% last quarter and we have no significant wholesale borrowings.  Further we believe that discipline is needed as we navigate the difficult deposit environment which is affecting the banking industry in general and more specifically here in south Florida.  Also we believe the uncertain deposit growth is primarily caused by a slowing of the residential real estate market and should not have a long lasting impact on linked quarter growth once fully absorbed.

Our outstanding CD balances did increase this quarter, even though we did not compete with the above normal rates offered by our competitors.  Our mix of CDs represents 30% of total deposits, still low when compared to peer.  Over the next two quarters maturing CDs total $410 million or 69% of total outstanding CDs.  The add-on rate for the majority of the new and renewed CDs with a three to six-month term that we are currently offering averaged 5.02% in the third quarter.  So some spread loss from these maturing CDs is expected, but it will be less than that experienced in the prior quarters. However, these deposits will also reprice lower and are a natural, although not a precise, hedge for the prime based loan portfolio of approximately $500 million, when the Fed does begin to lower interest rates.

As Denny mentioned, the margin was 4.22% for the month, 7 basis points lower than the second quarter, but still a much better result than many have experienced. The net interest income per share totaled $1.20 versus $1.25 in the second quarter, down 4% linked quarter.  On the positive side, net interest income rose $0.02 per share to a $1.92 due to a better mix of earning assets, however was offset by the 3% decline in total earning assets.  Interest expense rose $0.07 per share to $0.71 attributable to the deposit mix changes and pricing increases.  Earning asset mix continued to improve with loans now representing 75% of total earning assets.  Floating rate assets declined slightly to 26% of earning assets versus 29% last quarter.  With the Fed on hold since July 2006, we believe this is an appropriate direction for this exposure.  The net interest margin will likely remain under pressure as long as the yield curve remains flat to inverted.

A few other comments on to our net charge-offs and credit quality:  Net charge-offs, as in the past, remained minimal during the quarter and on a year-to-date basis we have a net recovery position; therefore, our end-of-period loan loss coverage ratio remains outstanding.  NPAs were up due to one secured loan relationship, for which no significant loss is expected, which was placed on non-accrual when we became aware that the business was experiencing financial difficulties. The third quarter 2006 net charge-offs totaled only $23,000; and the company has maintained, over the long-term, strong and consistent credit quality and low net charge-offs.  The third quarter provision for loan loss was $475,000, up $195,000 over last quarter and the result of the increase in non-performing loans as well as other factors affecting our allowance for loan loss model.

Tangible equity to assets improved as a result of the slowdown and totaled 8.39%, up from 8.09% last quarter.  We are planning on opening one branch in the first quarter of 2007 in Brevard County, where we now have a loan production office, and a second branch in that same market later in the year.  One additional branch may be opened in the fourth quarter of 2007.  As mentioned in the earnings release, we will begin to review our overhead this quarter and we believe that we will be able to improve our overhead expense and our overhead ratio in 2007.

Dennis Hudson:

Thank you Bill. I would like to now comment on some major developments that we think will impact us in the coming quarters.  I am speaking of the recent announcements regarding the sale of both Harbor Federal and Fidelity Federal to Cleveland-based National City Corporation.  Both of these sellers are significant competitors to Seacoast—in fact, I would say they have been our most significant competitors over the last few years.  Both of these acquisitions are expected to be integrated into National City’s systems and re-branded nearly simultaneously late in the first quarter of 2007 or early in the following quarter.  In addition to the typical challenges, National City will also be combining two discreet management and production teams into one unified team for the market.  The biggest impact will be felt here on the Treasure Coast, where Seacoast and Harbor Federal both enjoy a very significant market presence and compete strongly for both consumer and commercial customers.  Another kind of opportunity we feel will be felt in Palm Beach County, where Seacoast competes with Fidelity Federal primarily over commercial activities.  We have more branches than anyone else, and we have the local reputation and the people needed to take advantage of this opportunity—and we intend to do so.

At this point I will pause and we will open the floor for questions.  We would be glad to take some questions.

Operator:

Thank you. We will now begin the question and answer session.  If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. If you are using a speakerphone you may need to pick up the handset first before pressing the numbers.  Once again, if you have a question please press star, then one on your touchtone phone.

Joe Fenech is online with a question; please go ahead.

Joe Fenech:

Morning guys.

Dennis Hudson:

Morning Joe.

Joe Fenech:

I just had a few questions.  In terms of the outlook, I understand, Denny, what you’re saying in terms of the seasonality, but what’s a little unclear is the bounce back that you anticipate in some of the fee categories. You are also saying that there were macro factors that impacted some of the declines this quarter.  So, I’m just trying to get a sense as to where we go from here on some of these fee areas.  How much of a seasonable bounce back do you expect?  How much of some of these declines in the fee areas are more likely to stay with you for a longer period, and then how are these areas tracking so far this quarter?

Dennis Hudson:

Well clearly mortgage banking revenues will continue to be under challenge, regardless of the seasonal impacts, although there could be a seasonal impact, positive impact, felt there.  I think we feel a little better about some recovery in some of the other fee areas however.  If you look back over time at those other sources of fee revenues, and look at it carefully quarter-to-quarter, you will see typically some recovery in the fourth and first quarters.  Our strongest quarters typically are in the fourth quarter and the first quarter of the year, so I invite you to go back and look at those trends in the past and try to figure out what that is.  We’re not making comment on how much of a bounce we might see because we’re uncertain as to what that might look like, but we expect it to follow trends that you’d see from the past.

Joe Fenech:

But with each of the hurricane disruptions in each of the last two years, are you still saying that the fourth quarter over the third quarter, if we look back the last two years, is probably a good prophecy for what we’re likely to see here for fourth quarter and going forward?

Dennis Hudson:

The hurricane impacts were more felt in demand deposit growth and overall deposit growth.  I think if you go back and look at last several years you’ll see that the third quarter was typically a weaker quarter in terms of those deposit categories.

William Hahl:

I think we have seen what Denny was referring to.  I think in the wealth management fees there is generally greater activity in the fourth quarter, given that many of the consumers are here onsite, as well as in the marine finance area.  There are several boat shows; I think one this weekend, and generally we get leads that we follow-up on and that should have a positive impact. They’re coming off of a very weak third quarter, so we expect them to recover from that.

Joe Fenech:

And then on the expense side, looks like you did a pretty good job there with the some of the revenue pressures you’re seeing.  With the efficiency initiative that you just talked about, do you have specific targets there for next year?  Do you see costs actually declining year-over-year, or do you just see maybe a slowdown in the rate of expense growth? And do you have an express efficiency target in mind for 2007?

Dennis Hudson:

We’ll have more to say on that subject next quarter.  We’ve got some targets that we’ve looked at, but we are not done yet with our analysis.  I will add some color to that:  This is a fairly significant look at the overall structure of our organization given the very significant changes that have occurred over the last year and a half or so.  We have significantly grown the size of the organization, both in employees and in size of the balance sheet.  And we have been working over the last year to create what we believe is an appropriate structure to value the local market management teams.  As we do that, we think there is some opportunity for us to look at a variety of overhead areas necessary to support that structure.  So we already have some preliminary work that we’ve done.  We’ve created some targets, but we are not at a point where we can confidentially tell you exactly what that is.  Suffice it to say, we believe it will cause our overall overhead ratio to improve from where it is right now.

Joe Fenech:

And then lastly on the margin, you said you expect continued compression, and that’s assuming the yield curve stays inverted.  Can you talk generally, Denny, about what you consider to be a best case and worse case rate scenario for Seacoast into 2007?  I mean looking back to the lower rate environment in 2002/2003, you didn’t do as well, but obviously you did much better as short rates came up over the last two years and you have done some work in repositioning the balance sheet over the last few years.  So from where we sit now, for Seacoast, what is the 2007 best and worse case interest rate scenario that you see?

Dennis Hudson:

The difficulty we have talking about that takes us back to what happened this quarter.  We saw a pretty significant change in trend in the demand deposit area, and that is not at all inconsistent with what we have seen others report, but for us it was greater than anticipated.  And it was probably more impactful, wouldn’t you say, Bill, then the kind of re-pricing pressure that we felt?

William Hahl:

Yes.

Dennis Hudson:

And so the question going forward, Joe, is what sort of assumed growth rate do we need to “bake in” for demand deposit growth?  We know that we’re going into a positive season here, off a low point in the summer; and again aside from the last couple of years when that trend has not been there, but if you go back over time you will consistently see this being a light quarter in terms of deposit mix.  Going forward, we think that’s going to improve.  The question is: How much of that, or will any of that, be offset by continued drag resulting from the slowing residential real estate market, and how that can impact some of our large balance relationships.  As Bill said earlier, we’re anticipating that the impact is not going to be as great in the coming quarter as it was this quarter, but we can’t be certain of that.  I would say we have seen some signs that it’s not going to be as bad, but we have a little ways to go as the quarter progresses.  So that was more impactful for us in terms of our margin than the re-pricing pressure.  I think the re-pricing pressure was more impactful for many because, again, they had very tight liquidity positions, loan-to-deposit ratios greater than 100% and wholesale borrowings, and it was a double whammy in those organizations.

Joe Fenech:

Thanks guys.

Dennis Hudson:

Thanks Joe.

Operator:

Barry McCarver is online with a question; please state your question.

Barry McCarver:

Good morning guys.

Dennis Hudson:

Morning Barry.

Barry McCarver:

First off, Denny, can we get a little bit more color on the type of non-performing credit we’re dealing with and what you might be expecting in terms of the workout in the next couple of quarters?

Dennis Hudson:

Well, all we can say…we don’t want to give too much information about that because we’re still in a very in determinant position as we discuss the credit with the borrower—so we don’t want to give too much color on what the credit is, other than to say that we believe it is well secured.  We believe the collateral is marketable, and we are in the process of working with the borrower to market the collateral. We believe we will see some substantial improvement in the size of the credit over the next quarter or two as that collateral is liquidated.  Would you agree with that Doug?

A. Douglas Gilbert:

Absolutely.  We feel like we are well secured and that we have a very strong guarantor on the loan.  We think in the next two quarters you will see that problem credit totally go away or diminish substantially.

Dennis Hudson:

Right.

Barry McCarver:

But you can’t tell us what type of business or the industry it is in?

Dennis Hudson:

That’s what we’re trying to avoid talking about.

Barry McCarver:

And then, secondly, talking in terms of competition, in the two community banks that have just been purchased, have you seen any fallout yet from those acquisitions and the ability to pick up any producers in the market?

Dennis Hudson:

We had not seen that yet, although we’re working on all the above, but I would say it is very early in the process to begin to see that.

Barry McCarver:

Thanks guys.

Dennis Hudson:

Thanks Barry.

Operator:

Brett Villaume is online with a question; please go ahead.

Brett Villaume:

Good morning fellas. It’s Brett Villaume from FIG.

Dennis Hudson:

Hi there.

Brett Villaume:

Chris couldn’t be on the line but he definitely wanted me to ask you—in addition to the possibility of maybe picking up some bankers from the two recently acquired thrifts of National City, is there any plans you have for branching regarding that—specifically you talked about Brevard County, but also possibly in Palm Beach?  Do you think that you might look that direction and change things from what they have been?

Dennis Hudson:

Jean, do you want to handle that?

Jean Strickland:

Sure.  We continue to look at opportunities. With National City acquiring just Fidelity at this point in Palm Beach County, and with having worked in that market, I don’t see where there’s a lot of overlap opportunity.  We will certainly look at opportunity should they divest themselves of branches and will continue to look to grow in that market. It’s a big market and we plan on continuing to expand in it over time.

Dennis Hudson:

Over the long run, I think there will be opportunities there.  But over the short run, over the next year or two, our plans in Palm Beach County are fairly modest in terms of adding additional overhead in terms of branches.  We have a couple of sites that we are looking at, but that would be a late 2007/2008 impact on us.  We believe that our focus right now needs to be to grow into the infrastructure we have already built.  Today we have five offices, full service offices, all located in the northern end of Palm Beach County. That gives us, from a competitive standpoint, complete coverage in the fast-growing north-end of Palm Beach County. We are continuing to see very solid growth in loans and deposits in that county, and we anticipate for that to continue and perhaps be even more exciting after Fidelity and National City complete their activities early next year.  So we’ll continue to take advantage of that opportunity over the first half of 2007, but we don’t presently have any plans to add any overhead.

Brett Villaume:

Thank you. My other questions were answered already, so thank you very much.

Dennis Hudson:

Thank you.

Jean Strickland:

Thank you.

Operator:

Mike Hahn is online with a question; please go ahead.

Mike Hahn:

Hi. Thanks for taking my question.  Could you talk about some of the offsets a little bit more?  The fee income you discussed would bounce a little bit back seasonally, but on the top-line, net interest income you said would compress a little bit and loan growth would be a little bit lower than this quarter.  So with all those different offsets do you think you can hold the line on this quarter’s earnings?  Do you think that you can be flat quarter-over-quarter?

Dennis Hudson:

Again, what we said before was that the big impact on the margin this quarter was the change in growth trend in deposits, particularly in DDA or noninterest bearing deposits.  We also said that we believed that seasonal factors would contribute to reverse that trend in the fourth quarter.  However, we are also concerned that the slowing residential real estate market in this area could dampen that turn, so we are uncertain as to exactly where the deposit growth is going over the next quarter.  We are hopeful that the seasonal aspects will emerge in a positive sense, and we are also hopeful that the residential slowing impact will begin to mitigate.  We believe that there may have been a fairly large surge of that which occurred this past quarter that will not be quite as impactful in the coming quarter.  If that is true, then we could see those factors offset some of the pricing pressures that we might feel over the next quarter.  That would be probably a best case scenario—that things would remain stable from the standpoint of net interest margin.  We might also see an expansion in earning assets and size of the balance sheet as a result of those seasonal factors and that would be very positive.  It’s really… We’re a little bit uncertain as to exactly how all this is all going to play out.  We have a lot of moving parts that are still moving and we will just have to see what happens over the next quarter. I think the thing to keep our eyes on would be some recovery in fees linked quarter going forward that could be helpful, and continued focus on overhead issues going forward.  So I think it will be another tough quarter. It may not be quite as tough as this quarter, but it will be probably be a quarter under pressure.  Then as we move into the first quarter, I think we will see more clear improvement in seasonal factors because that’s typically, clearly our very strongest quarter.

Mike Hahn:

So you said stability on the net interest income line would be a best case scenario, but in your earlier comments you did say you thought that the spread would compress quarter-over-quarter a little bit, but less than this quarter?

Dennis Hudson:

I was talking of net interest income in dollars—spreads may compress and I think our comments were that they may compress.

Mike Hahn:

Okay.

William Hahl:

They are certainly under pressure.

Dennis Hudson:

They are certainly under pressure, right.

Operator:

John Pandtle is online with a question; please go ahead.

John Pandtle:

Thank you. Good morning.  Denny, with the trends this quarter, how was growth in deposits and loans at Big Lake?  How did that compare to the core Seacoast franchise?

Dennis Hudson:

Well first of all, back to the deposit trends we’ve been talking about in one the last couple of questions—those trends were evident in most markets and that would include the Big Lake market.  We saw some declines there that contributed to the trend that we’ve just spoken of.  Another factor that I probably should mention is that we have a number of large commercial relationships in all of our markets, whether it be Orlando or Big Lake or here in the coastal areas, that came under some pressure. These included municipal deposits as well as large commercial deposit relationships, and we began to see some movement back into sweep accounts and repurchase agreements.  That was a pressure we also felt this quarter.  And a lot of that was front-end loaded in that quarter, and that’s one hopeful sign that we may see those factors slow down as we hit the next quarter.   To answer your question, it wasn’t a Big Lake problem, or with that acquisition.  It is was equally felt there as it was on a relative basis throughout the Company.

John Pandtle:

It looked like to me you had about, as a follow-up question, $48 million in average loan growth in the third quarter versus second quarter.  I was wondering if you could walk through your decision-making process or rationale in using investment securities essentially to fund the loan growth, as opposed to going out into the secondary market or being more aggressive from a deposit pricing standpoint.

William Hahl:

We had in the investment portfolio 18 months ago, or maybe even further back than that, prior to most of the run-up in interest rates that the Fed did, we had acquired a position of over $100 million in floating rate securities.  Frankly we thought it was a good time to move out of some of those, with relatively no impact on the bottom-line, and to fund loans with those.  So that was a decision that we made.  On the borrowing side, if we would have borrowed, it would have been a higher rate than we were earning, maybe a little north of 5% on those Libor floating rate securities.  So we decided to reduce our floating rate exposure.  We think that’s the right direction for us.  As I mentioned, we are maintaining our CD portfolio fairly short—three to six months, certainly nothing beyond 12 months—in anticipation that when the yield curve does steepen, it’s going to steepen on the short end with the Fed lowering rates.

John Pandtle:

But on that topic, it looked to me like the runoff in the securities balances was roughly 50% higher than the growth in loans.  Did that other cash go to pay down wholesale borrowings?

William Hahl:

No, we didn’t have any real wholesale borrowings.  Last quarter we were in a net Fed Funds Sold position as well, so loan growth and deposit runoff was funded by both Fed funds and the sale of securities.

John Pandtle:

Where I’m going with all this is … where do you see your loan-to-asset ratio shaking out in the fourth quarter? — Because it grew from 70% to 75% from the second to the third, and obviously your earning assets are down sequentially.  So where do you see that settling out?—because if that sort of trend continues, it looks like you’re going to continue to accrete capital to your ratio.  So it’s kind of a two-fold question.  Where do you see the earning assets, loan-to-asset ratio settling out near-term?  Since as you build capital and loan growth you’ve got a slower long growth outlook and your stock is down 13%, how does this feed into your thought process on perhaps buying back stock?

Dennis Hudson:

Well, first of all the question is: Where is deposit growth going in the upcoming season, in the fourth quarter and the first quarter?  Again, if things follow more normal trends that we’ve seen in past years, we would anticipate there to be a seasonal bulge in deposit growth that will begin to occur over the next two quarters.  If that occurs, we’ll see that ratio reverse and go the other way in the next couple of quarters. That’s what we are anticipating, and certainly if we’re careful, that could drive some improvement in earnings from where we are sitting this quarter. You’re absolutely right, if we do not see that, which we are anticipating to see, then we end up accreting to capital and it is something we have discussed.  We still have an authority today to buy back shares. I don’t know what the exact number is left from a couple of years ago, but we would not hesitate, if we felt that it made sense to buyback shares.  However, we have not made any announcements regarding a buyback—that would be something we would probably be talking about next quarter.

John Pandtle:

Thank you.

Operator:

Gary Tenner is online with a question; please state your question.

Gary Tenner:

Thanks guys. Good morning.

William Hahl:

Morning.

Dennis Hudson:

Good morning Gary.

Gary Tenner:

I think you partially answered this question already, but if you could give us a sense into the intra-quarter trends deposit-wise?  Sounds like some of the larger accounts…maybe it was early in the quarter, but it seems like the decline caught you guys a bit by surprise as to the degree, so if you could give us a sense of where it was in the quarter.

William Hahl:

I can add that, as far as escrow balances go, and in terms for completed projects, we still have some.  It’s not as large. The exposure there has largely been eliminated, but we will experience some additional outflows, perhaps in the fourth quarter, and if not, in the first quarter.  It just depends on timing on some of these projects, depending on when they complete, but it will not be as substantial as what we experienced in the third quarter.  The other side of that, as Denny has explained, is:  we are still in the midst of fully absorbing the residential real estate impacts and slowdowns, as well as we may see deposit growth in the fourth quarter and the first quarter.  We strongly anticipate that because we know of some relationships where it’s natural, such as some municipalities have tax money, etcetera, which we know typically comes in the fourth quarter.  We just don’t know about the size of the potential downside or when it will occur.  We didn’t expect it to occur, or as much of it to occur, in the third quarter as it did.

Dennis Hudson:

I would add that some of the stuff we’re talking about did occur early in the quarter, and then things kind of improved as the quarter progressed—and that’s why we were, all quarter, very uncertain as to where this whole thing was going to settle out.  It’s one reason we’re somewhat cautiously hopeful that we’re not going to see the same kind of effect in the fourth quarter.  We were surprised, though, with the size of the change and direction that occurred from the second to the third.

Gary Tenner:

Thank you.

Operator:

David Bishop is online with a question; please state your question?

David Bishop:

Thanks gentlemen.  Any way you can quantify what the loans-in-process pipeline looks like or the balance looks like?

William Hahl:

The loan pipelines?

David Bishop:

Or the loans in process.

William Hahl:

Or in process.

David Hudson:

Well, just generally, I think Doug could probably give us some color on where we see things today.

A. Douglas Gilbert:

Well from a commercial respect, we still have a fairly robust demand for commercial projects. The residential, as we have said a couple times in this call, the residential has certainly slowed down and it remains to be seen how long that slowdown is going to be.  We also said that we expect loan growth to be in the 8% to 12% area over the next couple quarters and we believe that that will happen.  So I guess the short answer is: on the commercial side we still see reasonable demand.  The residential side has slowed and continues to be slow at this setting.

Dennis Hudson:

The commercial pipeline information that I see remains strong, and exactly as Drug has described, and I guess that’s why we’re more confident in talking about a specific anticipated growth rate for overall loans over the next quarter or two.

David Bishop:

You spoke to some macro issues affecting marine finance fees; any commentary on that as well?

A. Douglas Gilbert:

Well that business has certainly slowed down nationally over the last few quarters. That’s the bad story, the bad part. The good part is the upcoming boat season—boat show season is in full swing now.  In fact the Fort Lauderdale Boat Show, which is the largest, starts tomorrow and that has always been a show we actually get business from and obtain a large number of leads that we follow for the next two or three quarters to turn into loans.  And then we have Miami Boat Show coming up in January, and then the Palm Beach Boat Show coming up in April—so those three boat shows should renew some interest in boat buyers.  What we have seen is the middle part of the market has almost fallen out. The $400,000 to $500,000 type boats have not been selling at all.  Only the larger boats are selling. The dealers that we have talked to say they are starting to see some rebound in interest, so we expect better quarters for the next two quarters out of our marine group.

David Bishop:

Gotcha.  Thanks.

Dennis Hudson:

Thank you.

Operator:

Peyton Green is online with a question please state your question.

Peyton Green:

Yes, I’ve got a couple questions.  One, I was wondering if you could comment on the commercial real estate pipeline, non-residential.  Are you seeing a shift from residential projects or residential-oriented projects that are being paid off as expected?  Is the production that you are now optimistic about more non-residential in nature?

A. Douglas Gilbert:

I think that’s a fair statement.  Certainly many of the projects that we’ve been involved with over the last 24 or so months are reaching their maturity now and starting to pay down, and what we are seeing is more interest in the warehouse type and office complexes than in the residential.  There is still some demand for residential, but nowhere as robust as it has been in the last few years.

Dennis Hudson:

And I would say that we have also focused internally over the last several months on looking for more opportunities in the nonresidential area and so that has helped too.  We have been well aware of the slowing that has occurred in the residential markets, really beginning last summer, and we have been refocusing our efforts in the non-residential area for obvious reasons.

Peyton Green:

I mean in terms of magnitude, do you think there’s enough business that can be made up in those areas over the next two or three or four quarters versus the activity that has been done on the residential side over the last couple years or do you think just by nature (inaudible)…

(Cross talk)

Dennis Hudson:

It’s a challenge for us.  I think we’ve already stated that we are looking for loan growth over the next couple of quarters in the numbers that Bill and Doug spoke of—on an annualized 8% to 12% basis and we think that we can do.

Peyton Green:

So that does include this mix shift so-to-speak?

Dennis Hudson:

Yes.

Peyton Green:

Great. And then the Marine production, what was it in the quarter?

William Hahl:

Sorry Peyton, I don’t have that number.

A. Douglas Gilbert:

It was roughly $20 million.

William Hahl:

Was it only $20 million?

Peyton Green:

Because it’s been right in the $45 to $50 million range.

A. Douglas Gilbert:

It was roughly in the $20 million area.

Peyton Green:

So there really was a volume issue not a spread issue?

William Hahl:

Right.

A. Douglas Gilbert:

Without a doubt.

Peyton Green:

All right.  Then as you all look at the watch list or level of adversely graded credits, how has that changed in the last 90 to 180 days?

Dennis Hudson:

Well that’s not something we talk about—our internally classified and watch items. The only thing I would comment on is that we continue as we always have to carefully monitor the portfolio and, given the market conditions that exist today, we have been especially careful in our monitoring of our construction and acquisition and development type exposures throughout the market. We will continue to be vigilant and monitor those and stay up-to-speed with any issues that exist there.

Peyton Green:

Great. And then Denny, one question, the deposit fees actually looked particularly good in the quarter.  Is there anything that’s going on there?  I guess is that something that can recur in the fourth and first quarters?

Dennis Hudson:

We think so. I was kind of smiling; deposits are down—maybe that’s why fees are up on some of these accounts.  There was nothing unusual I can tell you that occurred in the third quarter that would have contributed to those numbers.

Jean Strickland:

The Big Lake integration has impacted deposit fees.  Big Lake has been able to achieve higher levels of fees with its deposit customers.

(Cross talk)

Dennis Hudson:

…That was impactful in the second quarter as well, but it has definitely had some impact.

Jean Strickland:

Yes, they generally have been able to achieve higher levels of fees on their deposit base and we expect that to continue.

Dennis Hudson:

Right.

Peyton Green:

Great.

Dennis Hudson:

You recall that was also in the June quarter as well.

Peyton Green:

Right, and I guess I was just a little surprised that it would have caught up last quarter.

Dennis Hudson:

We have a little different approach on our systems and that had some impact, but we do anticipate for that to continue.

Peyton Green:

Great. Thank you very much.

Operator:

Alan Finkelstein is online with a question; please go ahead.

Alan Finkelstein:

Good morning guys. How are you?

Several:

Morning.

Alan Finkelstein:

Two questions.  First, as you are doing your expense review, at what point in 2007 do you think you can have an impact on lower operating expenses; is that second half of 2007 or is that beginning of 2007?

Jean Strickland:

(softly)…starting in second quarter.

Dennis Hudson:

Jean just said starting in the second quarter.  We’re hesitating because we don’t really have anything to say on that yet, Al, at this point.  We’ve had some preliminary work we’ve done. It will become a lot more frenetic over the next couple of months and we hopefully will have something more specific to say in the next quarter as to exactly when we might anticipate that and what it might look like.

Alan Finkelstein:

Great.  And the second question is:  Can you just give us a little color on the progression of net interest margin for the quarter?  It sounds like it might have taken a big dip in July and then kind of stabilized in August and September.

Dennis Hudson:

I was referring to…some of the deposit decline was more significant in July and then we saw some recovery of that.  On the other hand, we also saw more intense pricing pressure develop throughout the entire quarter, I would say.  We had some on the front-end of that related to our very large commercial and municipal relationships where we saw a shift occurring between noninterest bearing into interest bearing type accounts, and then we saw more of a consumer led impact late in the quarter.  Bill, would you agree?

William Hahl:

Right.  As we reported, we were down 7 basis points, and probably it was a little bit better in September than it was in July; but there’s a lot of moving parts, Al, so there wasn’t anything that I would call a trend at this point.

Alan Finkelstein:

Thank you.

Operator:

Once again, if you have a question please press star then one on your touchtone phone.  At this time I show no further questions.

Dennis Hudson:

Well thank you very much for attending our call and we look forward to discussing our results in three months for the final quarter of the year. Thank you very much.

Operator:

Thank you ladies and gentlemen.  This concludes today’s conference. Thank you for participating. You may all disconnect.

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